                                                                  EXHIBIT 10.43


                        [CITY NATIONAL BANK LETTERHEAD]


                             REVOLVING CREDIT NOTE


$10,000,000                                                   Irvine, California
                                                                    July 6, 1999


     FOR VALUE RECEIVED, the undersigned, SRS LABS, INC., a Delaware corporation ("Borrower"), promises to pay on the Termination Date to CITY NATIONAL BANK, a national banking association ("CNB"), at its Office located at Irvine, California 92618, the principal amount of TEN MILLION DOLLARS ($10,000,000) or so much thereof as may be advanced and be outstanding, with interest thereon to be computed on each Revolving Credit Loan from the date of its disbursement at a rate computed on the basis of a 360-day year, actual days elapsed, as set forth that certain Credit and Security Agreement dated as of July 6, 1999, between CNB and Borrower, as it may be amended from time to time (the "Credit Agreement"). Capitalized terms not defined herein shall have the meanings given them in the Credit Agreement.

     All or any portion of the principal of this Revolving Credit Note ("Note") may be borrowed, repaid and reborrowed from time to time prior to the Termination Date, provided at the time of any borrowing no default exists under this Note and no Event of Default or Potential Event of Default exists under the terms and conditions of the Credit Agreement and provided, further that the total borrowings outstanding at any one time shall not exceed $10,000,000. Each borrowing and repayment of a Revolving Credit Loan shall be noted in the books and records of CNB. The excess of borrowings over repayments as noted on such books and records shall constitute presumptive evidence of the principal balance due hereon from time to time and at any time.

     Interest is payable monthly on the first day of each and every month commencing September 1, 1999.

     If payment on this Note becomes due and payable on non-Business Day, the maturity thereof shall be extended to the next Business Day and, with respect to payments of principal or interest thereon shall be payable during such extension at the then applicable rate. Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Note may become or be declared to be immediately payable as provided in the Credit Agreement, without presentment, demand or notice of dishonor, all of which are expressly waived. Borrower agrees to pay all costs of collection of this Note and reasonable attorneys' fees (including attorneys' fees allocable to CNB's in-house counsel) in connection therewith, irrespective of whether suit is brought thereon.

     This is the Revolving Credit Note referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part only as provided therein.

     Any change in the Prime Rate shall become effective on the same Business Day on which the Prime Rate shall change, without prior notice to Borrower. Any principal or interest not paid when due hereunder shall thereafter bear additional interest from its due date at the rate of five percent (5%) per annum higher than the interest rate as determined and computed above, and continuing thereafter until paid.

     This Note shall be governed by the laws of the State of California.


"BORROWER"                         SRS LABS, INC., a
                                   Delaware corporation


                                   By: /s/ THOMAS C.K. YUEN
                                       -----------------------------------------
                                       Thomas C.K. Yuen, Chief Executive Officer


                                       2